As filed with the Securities and Exchange Commission on February 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADAPTIVE BIOTECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	27-0907024
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
1165 Eastlake Avenue East
Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan

Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan

(Full Title of the Plans)

Chad Robins

Chief Executive Officer

Adaptive Biotechnologies Corporation

1165 Eastlake Avenue East

Seattle, Washington 98109

(206) 659-0067

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Ledbetter

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, Washington 98104

Telephone: (206) 839-4800

Facsimile: (206) 839-4801

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 22,982,932 shares of the common stock of Adaptive Biotechnologies Corporation (the “Company”), par value $0.0001 per share ("Common Stock"), issuable under the following employee benefit plans for which a registration statement of the Company on Form S-8 (File No. 333-232495) (the “Prior Registration Statement”) is effective: (i) the 2019 Equity Incentive Plan (the "2019 EIP"), which, as a result of the operation of automatic annual increases provided for therein on January 1, 2020, January 1 2021, and January 1, 2023, added 20,299,501 shares of Common Stock, and (ii) the 2019 Employee Stock Purchase Plan (the “ESPP"), which, as a result of the operation of automatic annual increases provided for therein on January 1, 2020 and January 1, 2023, added 2,683,431 shares of Common stock. In accordance with Instruction E of Form S-8, the contents of the Prior Registration Statement is incorporated herein by reference and made a part of this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not filed as part of this Registration Statement pursuant to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on February 14, 2023; and

(b)

The Company’s registration statement on Form 8-A (File No. 001-38957) filed with the Commission on June 26, 2019 pursuant to Section 12(b) of the Exchange Act, relating to the Company’s common stock, including all other amendments and reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement (except for any portions of the registrant’s current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

RCW 23B.08.320 permits a Washington corporation to, through its articles of corporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for the following:

•
acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director;
•
conduct violating RCW 23B.08.310 relating to unlawful distributions;
•
any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled; and
•
any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective.

RCW 23B.08.510 authorizes a Washington corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

•
the individual acted in good faith;
•
the individual reasonably believed (a) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests and (b) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and
•
in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Notwithstanding the foregoing, a Washington corporation may not indemnify a director under RCW 23B.08.510 in connection with (a) a proceeding by or on behalf of the corporation in which the director was adjudged liable to the corporation or (b) any other proceeding charging improper personal benefit to the director, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Additionally, where a proceeding is by or on behalf of the corporation, the indemnification permitted under RCW 23B.08.510 is limited to reasonable expenses incurred in connection with the proceeding.

RCW 23B.08.520 mandates a Washington corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, unless such indemnification is limited in the corporation’s articles of incorporation. Our amended and restated articles of incorporation do not contain any such limitation.

RCW 23B.08.540 permits court-ordered indemnification, unless a corporation’s articles of incorporation provide otherwise. Pursuant to this provision, in the absence of a contrary provision in a corporation’s articles of incorporation, a director who is a party to a proceeding may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction, and such court may order indemnification or advance of expenses if it makes certain determinations.

Under RCW 23B.08.570, unless a corporation’s articles of incorporation provide otherwise, an officer of a Washington corporation who is not a director is also entitled to mandatory indemnification under RCW 23B.08.520 and court-ordered indemnification under RCW 23B.08.540, each of which sections are summarized above, to the same extent as a director. Further, a Washington corporation may indemnify an officer, employee or agent of the corporation under RCW 23B.08.510, to the same extent as a director.

RCW 23B.08.580 permits a corporation to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the corporation, or who while a director, officer, employee or agent of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify such individual against the same liability under RCW 23B.08.510 and 23B.08.520.

Our amended and restated articles of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Washington law.

We have entered into indemnification agreements with certain of our current directors and executive officers, and may enter into indemnification agreements with future directors and executive officers, to provide such directors and officers, additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and our amended and restated bylaws and to provide additional procedural protections.

We may also purchase and maintain liability insurance on behalf of our directors, officers, employees and agents. We currently maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are being filed as part of this Registration Statement:

Exhibit Number	Exhibit Title	Filed/Furnished Herewith	Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Articles of Incorporation		8-K	001-38957	3.1	7/1/2019
4.2	Amended and Restated Bylaws		8-K	001-38957	3.2	7/1/2019
5.1	Opinion of DLA Piper LLP (US)	X

Exhibit Number	Exhibit Title	Filed/Furnished Herewith	Form	File No.	Exhibit	Filing Date
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X
23.2	Consent of Independent Registered Public Accounting Firm	X
99.1#	Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan and form of award agreement thereunder		10-Q	001-38957	10.12	8/13/2019
99.2#	Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan		S-1/A	333-231838	10.17	6/17/2019
99.3#	Form of Stock Option Agreement for Non-U.S. Participants		10-K	001-38957	10.16	2/24/2021
99.4#	Form of Restricted Stock Unit Agreement for Non-U.S. Participants		10-K	001-38957	10.17	2/24/2021
99.5#	Form of Performance Units Agreement and Notice of Grant of Performance Units		10-Q	001-38957	10.1	5/4/2022
107	Filing Fees Table	X

__________

# Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 14th day of February, 2023.

Adaptive Biotechnologies Corporation

By:	/s/ Chad Robins
Chad Robins
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Chad Robins and Tycho Peterson and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Chad Robins	Chief Executive Officer and Director	February 14, 2023
Chad Robins	(Principal Executive Officer)
/s/ Tycho Peterson	Chief Financial Officer	February 14, 2023
Tycho Peterson	(Principal Financial Officer)
/s/ Kyle Piskel	Principal Accounting Officer	February 14, 2023
Kyle Piskel
/s/ Kevin Conroy	Director	February 14, 2023
Kevin Conroy
/s/ Michelle Griffin	Director	February 14, 2023
Michelle Griffin
/s/ Robert Hershberg	Director	February 14, 2023
Robert Hershberg, PhD, MD

/s/ Peter Neupert	Director	February 14, 2023
Peter Neupert
/s/ Katey Owen	Director	February 14, 2023
Katey Owen
/s/ Michael Pellini	Director	February 14, 2023
Michael Pellini, MD
/s/ Leslie Trigg	Director	February 14, 2023
Leslie Trigg